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                                                                   EXHIBIT 10.13


            LINKSHARE NETWORK(TM) MEMBERSHIP AGREEMENT FOR MERCHANTS

        This Network Membership Agreement (the "Agreement") is dated September 23, 1998 and is made by and between LinkShare Corporation, a Delaware corporation ("We," "Us" or "LinkShare"), and FreeShop International, Inc., a Washington corporation and a merchant participant in The LinkShare Network(TM) ("You" or "Licensee").

        In consideration of the mutual promises and covenants set forth below, LinkShare and Licensee agree as follows:

Section 1.  The Service

        1.1 The LinkShare Network(TM) is an on-line service designed to facilitate collaboration by owners of sites on the World Wide Web (the "Web") and merchants in the marketing of goods and services on the Web. The LinkShare Network(TM) is based on use of our proprietary LinkShare Synergy(TM) software.

        1.2 This Agreement is appropriate for You if You own a site on the Web through which You offer merchandise or services to customers and want third-party Web site owners who are participants in the LinkShare Network(TM) under separate agreements ("Owner/Participants") to include on their Web sites icons, buttons, textual links, advertisements or other links (collectively, "links") to Your Web site. You and other Web site merchants who enter into Agreements with us ("Participating Merchants") gain access to the LinkShare Network(TM) and the services, software, content and other products and items described in this Agreement (collectively, the "Service").

        1.3 For the sake of convenience (and because lawyers have a bizarre inability to write without using the things), this Agreement uses a number of defined terms, including the following:

        When the term "Network" is used, it means the electronic commerce Web site known as The LinkShare Network(TM) operated by LinkShare on the Internet and the network of relationships that exist between the users of that Web site.

        When the term "LinkShare Software" is used, it means all the LinkShare Synergy(TM) operating system files and software downloaded from the Internet and additional LinkShare Synergy(TM) files and software and new versions or upgrades (if any) provided to You by LinkShare, including without limitation, the executable code, installation guide, user guides and manuals; however, that term does not include any software licensed by LinkShare under a different name, even if such software contains portions of the functionality or code contained in LinkShare Synergy(TM) files and software.

        As part of the Service, You will have access to information, communications, software, photos, text, video, graphics, music, sounds, images and other material and services posted onto the Service or otherwise provided by LinkShare, You, and Network participants or other third parties. We sometimes refer to such items collectively as "Content".

        We use the term "LinkShare Product" to refer to any LinkShare Software, the Content and any associated media or printed material, any images, photographs, animations, video, audio, music, text, "applets" incorporated into software, any "on-line" or electronic documentation and any other related or associated materials and any copies of any of those items, regardless of the manner or medium of expression or embodiment and whether now existing or hereafter created, published or acquired.



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        The word "person" is intended to be broadly construed and includes natural persons and trusts, corporations, organizations, associations and similar legal entities or persons.

        1.4 To facilitate establishment of links between Owner/Participants and Participating Merchants, You, as a Participating Merchant, will be entitled to post (on a bulletin board or similar on-line site maintained as part of the Service) offers and counter-offers ("Offers") to pay Owner/Participants a specified commission for each sale (a "Transaction") to an ultimate purchaser (a "Customer") of your merchandise or services covered by a Qualifying Link. You agree not to publicly post Offers on Your Site (as defined in Attachment A referred to below) that compete with the Offers You post on the Network.

        A "Qualifying Link" is a link from an Owner/Participant's site to Your site using a code as generated by a URL provided by You for use in the Service and the tracking code generated by the LinkShare Software, if it is the last link to Your site that the Customer uses during a Session where a sale of a produce or a service to that Customer occurs.

        A "Session" is the period of time beginning from a Customer's initial contact with a Participating Merchant's site via a link from an Owner/Participant's site and terminating when the Customer either returns to Your site via a link form a site other than the originating Owner/Participant's site or the expiration or termination of the applicable agreements between You and that Owner/Participant.

        1.5 Owner/Participants may elect, in their sole discretion to respond to any of Your Offers by accepting that Offer or making counter-offers. Similarly, You may accept a counter-offer made by an Owner/Participant or propose your own counter-offer.

        Unless and until an Offer is accepted in the manner established in the Network Bylaws (as defined below), that Offer may be withdrawn or changed by the Network participant who made it, in its sole discretion.

        Each Offer You make will be an offer by You that may be accepted by an Owner/Participant in the manner established in the Network Bylaws, and if so accepted You will no longer have the option of withdrawing or changing that Offer.

Your Acceptance of an Offer by an Owner/Participant, and an Owner/Participant's acceptance of an Offer You make, will in each case create a binding contract between You and such Owner/Participant (an "Engagement"). For convenience, We use the term "Your Participating Owner/Participant" to refer to any Owner/Participant with whom You establish a Qualifying Link.

        1.6 Subject to the specific terms and conditions of the applicable Engagement and this Agreement, once You have established a Qualifying Link with an Owner/Participant and so long as such Qualifying Link is maintained, LinkShare will send You monthly reports ("Basic Reports") showing

        (a) the commission due to that Owner/Participant for that month under the applicable Engagement (assuming the commissions payable under such Engagements are based on gross sales), and

        (b)     the payment due to LinkShare under this Agreement



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        Basic Reports will be sent to You as part of the Service, and ordinarily will be provided within ten business days after the end of each calendar month. Basic Reports will be sent by e-mail or postal mail to the most recent e-mail or postal mail address You furnish to Us by the same means, by posting on LinkShare's Web Site or by any other reliable available method.

        The form, content and frequency of the reports may vary from time to time in LinkShare's discretion.

        To permit accurate tracking, reporting and fee accrual, You and each of Your Owner/Participants must ensure that the special links between Your site and that Owner/Participant's site are properly established, formatted and maintained, and our obligation to provide Basic Reports or other reports is conditioned on satisfaction of that requirement.

        Upon Your written request, LinkShare will provide monthly reports containing registration information submitted by Your
        Owner/Participants.

        You also will have the option of ordering additional reports made available by the Network for additional fees ("Additional Reports"). Unless We otherwise agree in writing, any Additional Reports will be furnished to you as provided above for Basic Reports.

        1.7 As a Participating Merchant, You agree to pay each of Your Owner/Participants the commissions due not less frequently than every January 31 and July 31 during each year, unless either (i) You and such Owner/Participant otherwise agree as provided below or (ii) You and We otherwise agree in writing.

        In addition, if We are notified that the Qualifying Link between You and any of Your Owner/Participants has expired or been terminated, You and that Owner/Participant will receive a final report for Transactions through the date of expiration or termination. You agree to pay such Owner/Participant all commissions due through the date of expiration or termination not later than 30 days after the final report is furnished by us.

        You and any of Your Owner/Participants can agree, in Your Engagement, for more frequent reports and payments or for different payment arrangements. LinkShare will accommodate commercially reasonable non-standard payment terms and furnish Basic Reports consistent with those terms, provided that You and Your Participating Merchant give us reasonable advance notice and that You and We agree those terms will not impose any unreasonable burdens on Us and You pay Us any applicable additional fees.

        Unless We otherwise agree in writing, if you enter into an Engagement providing that payment of commissions to an Owner/Participant will not be due unless and until the total amount earned under that particular Engagement exceeds a specified threshold amount, then unless such Owner/Participant and You otherwise agree and so notify Us, You agree that You will in any event pay, on every January 31 and July 31, all commissions earned by that Owner/Participant under that Engagement but not paid during the period ending on the preceding December 31 and June 30, respectively, even if those accrued commissions total less than the specified threshold amount.

        You agree that each of Your Owner/Participants is a "third party beneficiary" of Your agreements in this Section 1.7 and, as such, is given the right to enforce those agreements directly against You.

        1.8 A link between You and an Owner/Participant may be established and maintained only if and so long as You and such Owner/Participant mutually agree, only if and so long as this Agreement



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between LinkShare and You continues in effect and You continue to abide by its terms; and only if and so long as separate agreement between LinkShare and such Owner/Participant remains in effect and such Owner/Participant continues to abide by its terms.

        1.9 LINKSHARE IS THE NEUTRAL HOST OF THE NETWORK AND HAS NO RESPONSIBILITY OR LIABILITY IN RELATION TO THE ENGAGEMENTS OR ANY OTHER ARRANGEMENTS AND AGREEMENTS THAT YOU ENTER INTO WITH OTHER PARTICIPANTS AS PART OF YOUR USE OF THE NETWORK. LINKSHARE'S OBLIGATIONS TO YOU ARE LIMITED TO MAKING THE NETWORK AVAILABLE AND ACCESSIBLE VIA THE INTERNET, PROVIDING THE BASIC REPORTS REFERRED TO ABOVE AND PROVIDING THE TELEPHONE SUPPORT REFERRED TO BELOW, IN EACH CASE ON THE TERMS AND SUBJECT TO THE CONDITIONS STATED IN THIS AGREEMENT AND FOR SO LONG AS THIS AGREEMENT REMAINS IN EFFECT AND YOU ABIDE BY ITS TERMS.

        1.10 All determinations of whether Qualifying Links have been established and maintained, the number or amount of Sessions or Transactions, the commissions and other payments due from You to any or all of Your Owner/Participants or LinkShare and any other matters regarding Your rights and obligations as a Participating Merchant or otherwise relating to the Services that are made by LinkShare in good faith will be final and binding on You and Your Owner/Participants.

Section 2.  Telephone Support.

        LinkShare will provide reasonable telephone support as indicated on its Web site for the Service.

SECTION 3.  WHAT THE SERVICE DOES NOT INCLUDE.

        YOU UNDERSTAND AND AGREE THAT YOUR AND LINKSHARE'S RIGHTS AND OBLIGATIONS ARE THOSE EXPRESSLY STATED IN THIS AGREEMENT. PLEASE BE AWARE, IN PARTICULAR, THAT THE FOLLOWING DO NOT FORM PART OF THE SERVICE:

        INSTALLATION AND OPERATION OF ANY LINKSHARE PRODUCT.

        COLLECTING ANY PAYMENTS DUE TO YOU FROM ANOTHER MERCHANT OR ANY OWNER/PARTICIPANT OR CUSTOMER.

        ALL ASPECTS OF ORDER PROCESSING, CANCELLATIONS, RETURNS, CUSTOMER SERVICE AND FULFILLMENT.

        THE OFFERS, CONTENT, INFORMATION OR OTHER COMMUNICATIONS OR SUBMISSIONS FROM OTHER PARTICIPANTS IN THE NETWORK OR OTHER THIRD PARTIES.

        RESOLUTION OF DISPUTES BETWEEN PARTICIPANTS IN THE NETWORK, INCLUDING, BUT LIMITED TO, THOSE RELATING TO ENGAGEMENTS.

Section 4.  Registration; Additional Terms and Conditions; Network Bylaws.

        4.1 As part of the registration process, You will select a password, a user name and provide the other registration information reasonably requested by LinkShare. You agree to provide Us with accurate, complete and updated registration information. As is the case for all other Owner/Participants, You may not select a screen name of another person with the intent to impersonate that person.

        4.2 THE GENERAL TERMS AND CONDITIONS IN ATTACHMENT A TO THIS AGREEMENT (THE "GT&CS") ARE INCORPORATED INTO THIS AGREEMENT BY REFERENCE AND ARE AN INTEGRAL PART OF THIS AGREEMENT. BY ACCEPTING THIS AGREEMENT, YOU ALSO ACCEPT THOSE TERMS AND CONDITIONS, AND



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REFERENCES IN THIS DOCUMENT OR THE GT&CS TO "THIS AGREEMENT" ARE TO "YOUR
CONTRACT" AS DEFINED IN THE GT&CS.

        4.3 Your rights and obligations as an Owner/Participant are subject to regulations governing the use of The LinkShare Network(TM) adopted from time to time by LinkShare (the "Network Bylaws"), as well as by this Agreement (including the GT&Cs incorporated into this Agreement) and the Engagements that are entered into by You. The Bylaws will be posted on The LinkShare Network(TM) and may be accessed by clicking on the "LinkShare Network(TM) Bylaws" button. You agree that LinkShare is and will be a third party beneficiary of Your promises and covenants in Your Engagements.

        4.4 LinkShare reserves the right, at its sole discretion and at any time and from time to time change, add to, remove, suspend, discontinue or otherwise modify any of the Network Bylaws or aspect of the Service, including the availability to You or any of Your Participating Merchants of any Service feature, database or content.

IF ANY SUCH FUTURE MODIFICATIONS OR OTHER ACTIONS RESULT IN A FUNDAMENTAL CHANGE IN THE SERVICE THAT ADVERSELY AFFECTS YOUR RIGHTS AS A PARTICIPATING MERCHANT, YOU MAY TERMINATE YOUR PARTICIPATION IN THE LINKSHARE NETWORK (TM) BY SENDING AN E-MAIL TO contact@linkcorp.net WITHIN TEN (10) BUSINESS DAYS AFTER WE POST THE CHANGE NOTICE REFERRED TO BELOW. IF ANY MODIFICATION IS UNACCEPTABLE TO YOU, YOUR ONLY RECOURSE IS SUCH TERMINATION. YOUR CONTINUED PARTICIPATION IN THE LINKSHARE NETWORK FOLLOWING THAT TEN-DAY PERIOD OF OUR POSTING OF A CHANGE NOTICE OR NEW AGREEMENT ON OUR SITE WILL CONSTITUTE BINDING ACCEPTANCE OF THE CHANGE.

5.  Payments to LinkShare.

        5.1 Promptly after execution of this Agreement, You agree to pay LinkShare the license fee set forth on the Pricing Schedule attached hereto in consideration of the license to use the LinkShare Product granted to You. On each anniversary of the date of this Agreement while this Agreement is in effect, you will pay the recurring license fee as provided on the Pricing Schedule. Each additional license to use the LinkShare Product for an additional server or otherwise will require You to execute another agreement and pay an additional fee.

        5.2 In consideration of our provision of the Service, for each Transaction where You are the Participating Merchant and there has been a Qualifying Link as determined by LinkShare, You agree to pay to LinkShare the fees set forth on the Pricing Schedule attached hereto. Each such payment is not refundable or subject to offset or reduction in whole or part under any circumstances and is in addition to any commission arrangements You agree to with Owner/Participants and is exclusive of any taxes, duties and the like, which You also agree to pay. You further agree to indemnify LinkShare and its affiliates, officers, directors, employees and agents from any and all claims, costs and liabilities (including reasonable attorneys' fees) arising from any commission arrangements or taxes, duties or the like related to Your Site or Your sale of products and/or services.

        5.3 In addition to the above, You agree to pay LinkShare, at its then-current rates, all additional fees, if any, contemplated by Section 1.6 above.

        5.4 All payments to LinkShare will be made monthly in U.S. Dollars and will be due and payable upon LinkShare providing notice to You of the amounts due and You agree to make payments to LinkShare no later than thirty (30) days after such notice. Late payments will bear interest at the rate of 1.5% per month or, if lower, the maximum rate allowed by law.

        5.5 LinkShare shall have the right to audit Your books and records as they relate to LinkShare and your relationship to Owner/Participants, at Your offices or any other place of keeping, during the term of this agreement and for one year thereafter. You will maintain accurate and complete books and records relating to such matters. Such audits shall be made during normal business hours of normal business and shall be at LinkShare's sole expense and may be made from time to time upon not less than 10 days prior notice. LinkShare and LinkShare's representatives, if any, shall observe reasonable restrictions imposed by You in order to maintain the confidentiality of such books and records. If We discover, through an audit or other method, errors and omissions of ten percent (10%) or more or the unauthorized modification of LinkShare Software or by-pass of its Transaction monitoring features caused or performed by You or Your agents or otherwise on Your behalf, You agree to pay us the reasonable cost of that audit or other investigation, as well as paying us the additional amounts due plus interest as provided above.

        5.6 You shall have the right to audit LinkShare's books and records as they relate solely to You and your relationship to Owner/Participants at LinkShare's offices or any other place of keeping during the term of this agreement and for one year thereafter. LinkShare will maintain accurate and complete books and records relating to such matters. Such audits shall be made during normal business hours of normal business and shall be at Your sole expense and may be made from time to time by an independent certified accountant upon not less than 10 days prior notice. You and Your representatives, if any, shall observe reasonable restrictions imposed by LinkShare in order to maintain the confidentiality of such books and records. If You discover, through an audit or other method, errors and omissions of ten percent (10%) or more caused by LinkShare's actions, LinkShare agrees to pay You the reasonable cost of that audit or other investigation, as well as paying You the additional amounts due plus interest as provided above.

        Section 6. Term; Termination; Effects of Termination.

        6.1 Unless terminated sooner in accordance with this Section 6, this Agreement will remain in effect for an initial term of twelve consecutive months beginning as of the date of this Agreement and, unless We give You or You give Us written notice of termination no later than ten business days prior to the expiration date of the prior Term, this Agreement will automatically renew for consecutive twelve month terms (the twelve months from the date this Agreement and each subsequent twelve month renewal period, a "Term").

        6.2 Either party may terminate this Agreement upon ten business days prior written notice (which notice must set forth reasonable details of the breach) for a material breach of this Agreement by the other, unless the other party cures such breach within the ten business day notice period.

        6.3 LinkShare may, in its sole discretion and with cause (including without limitation utilization of the Service to disparage LinkShare, the Network or any of Web Site Owners participating in the Network) upon no less than ten (10) business days prior notice, terminate or suspend Your access to all or part of the Service by sending an e-mail to the last e-mail address You provide to LinkShare or by any other lawful means of delivery.

        6.4 You also agree that if We terminate this Agreement pursuant to
Section 6.2, You will continue to be subject to the protective provisions of
Section 6.5 for a period equal to the balance of the Term.

        6.5 You agree to be subject to the following provisions at all times during each Term and at all times during any applicable period under Section 6.4:



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                (a)     You will not directly or indirectly (whether through
                        third parties such as affiliates, consultants, agents or otherwise) provide any transaction-based advertising link verification products or services,

                (b) You will not enter into any transaction-based advertising arrangements with any Web site owners or operators who have contacted You through the Network (whether or not You entered into an Engagement with any such owner or operator), other than any such owner or operator with whom You had a then-current trading or advertising arrangement or other link prior to the first day of the first full month prior to the date of this Agreement (as evidenced by a contemporaneous written agreement or arrangement with that owner or operator).

                (c) You will not utilize a system, software, technology, network or service that competes with the Network, any of the LinkShare Product or the Service, and

                (d) You will not, directly or indirectly (whether through third parties such as affiliates, consultants, agents or otherwise) develop or actively assist a third party in the development of a system, software, technology, network or service that competes with the Network or the Services.

        6.6 Upon expiration or termination,

        Your access to the Service will be suspended within ten days. You are responsible for all actions and charges incurred up to the time that the account is deactivated.

        Upon termination and during any period of suspension, You will no longer be entitled to use the Service or any of its components (including, but not limited to the LinkShare Synergy(TM) software), and the licenses granted under this Agreement will terminate and You will immediately return or destroy all LinkShare Product and all Proprietary Information (as defined in the GT&C's) in Your possession or control (regardless of medium of expression), all full or partial copies thereof and all other documents, notes, computer files and other materials based on or referring to any of the foregoing or any extracts thereof.

        The provisions of this Section 6.6 and Sections 1.7, 1.9, 1.10, 4 and 5 of this Agreement and all of the provisions of the GT&C's will survive indefinitely.

        Without limiting the generality of the immediately preceding sentence, Your payment obligations under Section 5 accruing before or after termination will survive.

        All rights or remedies arising out of a breach or violation of any terms of this Agreement will survive.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.


                                            LINKSHARE CORPORATION

                                            By: /s/ HEIDI MESSER
                                               -----------------------
                                               Name:  Heidi Messer
                                               Title:  President



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                           FREESHOP INTERNATIONS, INC.



                                            By: /s/ TIM CHOATE
                                               --------------------------
                                               Name:  Tim Choate
                                               Title:  President and CEO

                                PRICING SCHEDULE


        For the licensing to you of the LinkShare Software for use on a single URL hosted on a single server as stated in Your Contract with Us and membership in The LinkShare NetworkTM:

Software Fees:

LICENSE FEE:                                $[***] payable in eighteen (18) equal installments of
                                            $[***] per month payable on the first day of the first
                                            month following the execution and delivery of Your
                                            Contract with Us
SOFTWARE INSTALLATION CHARGES:              4 hours of free technical support
ADDITIONAL SUPPORT CHARGES:                 $75 / hour

Service Fees:

BASIC SERVICE CHARGE:                       $[***] per Order.  (An "Order" is an offer in FreeShop
                                            that generates paid lead fees less any other fees that
                                            FreeShop is required at law to withhold and excludes,
                                            fraudulent, redundant or incomplete orders).
MONTHLY MINIMUM:                            $[***]/month (calculated including all license and
                                            service fees paid to LinkShare in a given month)
BASIC REPORTS:                              Included with LinkShare NetworkTM membership
MONTHLY INVOICE FEES:                       Included with LinkShare NetworkTM membership


Optional Service Charges:

Pay-per-CPM (image)*:                       $ [***] per CPM (image)
Pay-per-CPM (text)*:                        $ [***] per CPM (text)
Pay-per-Click through Charges*:             $ [***] per click through
Pay-per-Form Charges:                       $ [***] per form submitted
Check Disbursement Fees:                    $ [***]/check per Owner Participant




* Service charges apply only to image or textual links served by LinkShare.

*** confidential material omitted



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                                  ATTACHMENT A
                                       TO
           LINKSHARE NETWORK(TM) MEMBERSHIP AGREEMENT FOR SITE OWNERS
                                       AND
            LINKSHARE NETWORK(TM) MEMBERSHIP AGREEMENT FOR MERCHANTS

                          GENERAL TERMS AND CONDITIONS


1. Capitalized Terms. Capitalized terms used, but not defined in this Attachment have the meanings assigned to them in Your Contract.

        When we refer to "Your Contract," we mean Your LINKSHARE NETWORK(TM) MEMBERSHIP AGREEMENT FOR SITE OWNERS or Your LINKSHARE NETWORK (TM) MEMBERSHIP AGREEMENT FOR MERCHANTS, as the case may be, including this Attachment and any other attachments, as amended from time to time.

2. Ownership. LinkShare's software, know-how and other intellectual property is its most important asset; therefore, we require You and all other participants in the Network as a condition to that participation, to agree to the following protective provisions:

        You agree that as between LinkShare and You and Your employees, agents, affiliates, successors and assigns, LinkShare Corporation is and will continue to be the sole owner of the Service as a whole and its components and associated materials and all intellectual property and proprietary rights that have been or may be acquired with respect to such items, including the Network and the LinkShare Product, as well as any LinkShare Software or materials to which you may gain access by reason of participating in the Network. You also similarly agree with respect to any of the LinkShare Product that is owned by a third-party licensor or supplier of LinkShare's.

        In addition, LinkShare Synergy(TM) and The LinkShare Network(TM) are trademarks of LinkShare Corporation. Other product and company names mentioned in the Service may be the trademarks of third parties.

        Use of the LinkShare Product and the Service and other dealings between You and LinkShare will not confer upon You any right to or interest in any LinkShare Product, except for the licenses specifically granted in
        Section 3 below.

3. Limited Licenses. As long as Your Contract is in effect and You are complying with its terms, LinkShare grants to You a personal, non-sublicensable, nonexclusive and revocable license to participate in the Service, subject to the following and all applicable provisions in Your Contract:

        If you are a Participating Merchant, You may download and use one copy of the LinkShare Synergy(TM) software and any other software that is or becomes LinkShare Software solely for your own use, only on a single URL hosted on up to three servers located in the United States or Canada ("Your Server") and solely for purposes of just one Web site operated by You ("Your Site") and through which You, participating in the Network, are engaged, as a merchant or commission agent for a merchant, in the sale of goods or services over the Internet, and for no other purpose. Such downloading and use is authorized only if done in accordance with Your Contract, the Bylaws and the documentation supplied by LinkShare. That license is for object code versions only and not for source code.

        If you need information about any LinkShare Software in order to achieve interoperability, any such information we do provide will constitute Proprietary Information (as defined below). If so requested, We will use reasonable efforts to provide such information and assistance, all at LinkShare's then standard rates for such services. You acknowledge that notwithstanding such information and assistance from LinkShare, You will remain solely responsible and liable for installation of the Product.

        You may also download one copy of Content from the Service to a single computer for use in creating Qualifying Links or otherwise participating in the Network in accordance with your Contract and the Bylaws, and for no other purpose. Such license, however, extends only to such part of the Content that is intellectual property of LinkShare or that it otherwise is authorized to license to You. LinkShare is not responsible if any third party posts or provides Content that it does not own or have the right to license to LinkShare or You.

        The licenses given to You in this paragraph are personal, non-sublicensable, nonexclusive and revocable.

        You will not disassemble, decompile, reverse engineer, or copy or modify any LinkShare Software or other LinkShare Product or otherwise attempt to discover any LinkShare Software source code or underlying Proprietary Information (as that term is defined below), or otherwise tamper with the LinkShare Product, the Network or the data produced by the foregoing.

        You may not rent, sell, lease, or otherwise transfer the Service or any LinkShare Product to or for the benefit of a third party by operation of law or otherwise.

        All copying, distribution or transfer, use or other exploitation of any Content or any other LinkShare Product not expressly permitted by Your Contract are prohibited. Also prohibited are modifications of any LinkShare Product or its use to create derivative works, to mirror the Service or to offer any other service.

4. LinkShare Proprietary Information. In using the Service, You will obtain information relating to the Service and/or to LinkShare ("Proprietary Information," which term includes but is not limited to LinkShare Software and other LinkShare Product). Such Proprietary Information will belong solely to LinkShare and includes, but is not limited to, the features and mode of operation of the Service. You agree not to use (except as expressly authorized by Your Contract) or disclose Proprietary Information without the prior written consent of LinkShare, or unless such Proprietary Information becomes part of the public domain without breach of this Agreement by You or anyone acting for You or to whom You disclose such Proprietary Information.

5. Required Terms of Engagements. You agree that LinkShare is an intended third-party beneficiary of (but not obligated with respect to) each of Your Engagements. In addition, unless as otherwise expressly agreed by LinkShare, You agree that all Engagements You enter into with any Participating Merchant or Owner/Participant (as the case may be) will include the following provisions (with references to "Merchant" and to "Owner/Participant" being references to the Participating Merchant and the Owner/Participant that are parties to the particular Engagement, respectively).

        "Merchant and Owner/Participant jointly and severally agree to indemnify, defend, and hold harmless the Network and LinkShare Corporation and its affiliates, officers, directors, employees, and agents collectively, ("LinkShare) from and against any and all liability, claims, losses, damages, injuries or expenses (including reasonable attorneys' fees) directly or indirectly arising from or relating to installation or use of any LinkShare Software, any Offer, Response or

        Engagement or any other matter relating to our respective agreements with LinkShare or our participation in the Network, and any dispute relating thereto."

        You further agree that even if, despite this paragraph, such provision is not so included, it nonetheless will fully apply with the same force and effect as if so included. You also agree that such provision will bind You even if, for any reason, it does not bind any of Your Participating Merchants or Your Owner/Participants, as the case may be.

6. Dealings With Third Parties. Links in the Service lead to sites maintained by individuals or organizations other than LinkShare and over whom LinkShare has no control. LinkShare is the neutral host of the Service and provides links merely as a convenience to You, and the inclusion of any link does not imply any endorsement by or liability or responsibility of LinkShare for the linked sites, their contents or owners. You also understand that participation in the Service involves You establishing contractual arrangements with third parties and LinkShare will not be responsible for acts or omissions of those third parties.

        It is up to You to take precautions to ensure that whatever You select for Your use is free of such items as viruses, worms, trojan horses and other items of a destructive nature.

        LinkShare will not have any liability or responsibility with respect to any Offer, Acceptance, Counter-Offer or Engagement or any breaches of contract or other acts or omissions of any Owner/Participant, Participating Merchant or other third party with whom You deal, including any liability or responsibility for any failure by the other party to a Qualifying Link to pay You commissions or other sums due or claimed to be due.

        You will not have any liability or responsibility with respect to any failure of the Service directly attributable to LinkShare's actions.

                You agree to indemnify, defend, and hold harmless the Network and LinkShare Corporation and its affiliates, officers, directors, employees and agents from and against any and all liability, claims, losses, damages, injuries or expenses (including reasonable attorneys' fees) directly or indirectly arising from or relating to any Offer, Acceptance, Counter-Offer, Engagement, and any dispute relating thereto.

7. "Cookies". The Service does not currently provide Participation Merchants or Owner/Participants with identifiers, tracers or other tracking tools for monitoring Internet usage by Customers (so-called "cookies"), except in the "Return" feature. If, however, you are a Participating Merchant, at your request, we may include other "cookies" if your site participating in the Network already uses a "cookie." The "cookie": in the "Return" feature, and any other "cookies" that the Service may include, can be disabled by Customers or other users. You should assume, therefore, that the Service does not itself incorporate any such identifiers or tracing or tracking tools available for Your use. You agree, however, that the Service may include one or more "cookies" that LinkShare itself uses for profiling and tracking.

8. Periodic Reports. Our ability and obligation to prepare and furnish the periodic reports referred to in Your Contract is subject to You and the parties with whom You establish Qualifying Links using the LinkShare Synergy((TM) )software correctly, establishing a link coded in accordance with Your Contract and documentation provided by LinkShare and complying with the Bylaws and the terms of the applicable Engagement.

9. Our Rights to Information About You. You grant LinkShare permission to obtain information from Your Server or any other source that is necessary to operate the Service, allow You to use the Network, to verify that You are operating the Product correctly or otherwise obtain information for purposes related to the Service and Your participation in the Network. You further agree that LinkShare will own any such data it obtains or develops.

10. Data You Provide. LinkShare, of course, cannot economically and practically review or police all Content and other messages uploaded to the Service, so we must rely on Service users to ensure that the Content and messages they originate will not violate law or third-party rights. You agree to remain solely responsible for the Content or messages originated by You or on Your behalf, and to indemnify and defend LinkShare and the other participants in the Service if any Content or other items that are uploaded or posted to or otherwise published or made available on or through the Service or their use as contemplated by Your Contract is libelous, defamatory, obscene, pornographic, infringes any third-party's intellectual property rights or otherwise violates any law or any third-party's rights.

        By uploading or otherwise providing Content to the Service, You will represent to us that you own it or are authorized to provide it by the owner, as well as that such Content and its use by LinkShare and other participants in the Network does not infringe upon any other person's rights.

        By submitting Content to any "Public Area" (e.g. public chat rooms, bulletin boards, etc.), You (individually and for any other owners for whom You are authorized to act) automatically grant to LinkShare a royalty-free, perpetual, irrevocable, non-exclusive right and license to use, reproduce, sell, modify, adapt, publish, translate, create derivative works from, distribute, perform and display such Content in whole or in part worldwide and/or to incorporate it in other works in any form, media, or technology now known or later developed for the full term of any rights that may exist in such Content.

        LinkShare provides some encryption to protect certain personal information that is transmitted, but You should act as though Your uploads and transmissions are susceptible to interception and use by others. You agree that all the risk associated therewith is solely Yours and that LinkShare will have no liability for any breach of the security of your account.

        You agree that LinkShare and each of the other participants in the Network may rely on any information, notice or other communication furnished by You or on Your behalf which is reasonably believed by the recipient to be genuine and to have been sent or presented by You or a person reasonably believed by the recipient to be authorized to act on Your behalf.

        You agree that You will not disparage (whether on any Web site or otherwise) LinkShare, the Network, the LinkShare Software or any component of the Service

11. Unsolicited Submissions. LinkShare welcomes comments regarding the Service; however, LinkShare's policy is not to accept or consider creative ideas, suggestions or other submissions in addition to those it may specifically request. LinkShare requests that You be specific with any of your comments on the Service You may wish to make and not submit any such item.

        We hope that You will understand that it is the intent of this policy to avoid misunderstandings when projects developed by LinkShare's very productive staff are similar to someone else's creative work.

        If, despite our request, You do submit any such creative ideas, suggestions or other submissions, we will not be subject to any confidentiality obligation or restriction on our use of those submissions and we will be free to copy, use, disclose, distribute, publish, sell, modify, create derivative works from, exploit or otherwise deal with those submissions without liability or accountability to You or any third-party source.

12. Certain Notices From You. You agree to notify LinkShare at contact@linkcorp.net of any known or suspected unauthorized uses of Your account, or any known or suspected breach of security, including loss, theft or unauthorized disclosure of Your password. You agree that LinkShare does not have any liability or responsibility for any unauthorized use of Your account or loss, theft or unauthorized use of Your password.

        Maintaining the confidentiality of Your password is your responsibility, and You also are responsible for all usage and activity on Your account, including use of the account by a third party authorized by You to use Your account.

13. Privacy. You agree that You and Your Participating Merchants or Owner/Participants, as the case may be, will comply with all applicable requirements of law relating to privacy and will also comply with LinkShare's reasonable requirements relating to privacy as posted from time to time at LinkShare's Web site.

14. Off-Network Dealings. If You are a Website owner and You contact any Merchant through the Network or become aware of any Offer by any Merchant through the Network, You will not enter into any revenue-sharing advertising, collaborations or other commercial arrangements with that Merchant or any of its affiliates or related parties in connection with any of your or their respective sites on the Web except via the Network. If You are a Participating Merchant, You agree that You will not knowingly enter into any such arrangements with any Website owner or any of its affiliates or related parties. You also agree that you will not participate in any advertising collaborations or other arrangements or scheme that is intended to reduce payments to which LinkShare otherwise would be entitled or to otherwise take unfair advantage of the Service provided by LinkShare or that has any such effect. You also agree to promptly notify Us if asked to do so by a Merchant or Owner/Participant You have contacted through the Service.

        We hope that You understand our reason for including these provisions. We get paid on the basis of Transactions concluded using Qualifying Links. We necessarily depend on fair dealing by Owner/Participants and Participating Merchants.

15. No Warranties. The Service, its components, its and their use of the results of such use are provided "as is." TO THE FULLEST EXTENT PERMISSIBLE PURSUANT TO APPLICABLE LAW, LINKSHARE DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, IN RELATION TO THE SERVICE, ITS COMPONENTS, ITS USE, THE RESULTS OF SUCH USE, LINKS AND LINKED SITES (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY OR NON-INFRINGEMENT OR ANY IMPLIED WARRANTIES WHATSOEVER ARISING OUT OF A COURSE OF PERFORMANCE, DEALING OR TRADE USAGE). Without limiting the foregoing, LinkShare specifically disclaims any warranty that the Service, or any LinkShare Software, Content or other Service component will be uninterrupted, error-free, accurate or correct, that defects will be corrected or that there are no viruses or other harmful components, and we will not be liable for the consequences for interruptions, errors, inaccuracies, viruses, or other harmful components. Applicable law may not allow the exclusion of implied warranties so the above exclusion may not apply to you. In such jurisdictions, LinkShare's liability is limited to the greatest extent permitted by law.

16. Limitation of Remedies and Liability. The obligations of LinkShare are solely corporate obligations, no affiliate, stockholder, director, officer, employee, consultant or agent of LinkShare shall be subject to any personal liability whatsoever to You or any of its affiliates, stockholders or creditors or any other person or entity, nor will any such claim be asserted (directly, or derivatively or otherwise) by or on behalf of You or any of Your successors and assigns.

        THE MAXIMUM AGGREGATE LIABLE OF LINKSHARE WITH RESPECT TO THE SERVICE, YOUR USE AND THE RESULTS OF YOUR USE UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY WILL BE LIMITED EXCLUSIVELY TO REPAIR OR REPLACEMENT OR, IF REPLACEMENT IS INADEQUATE AS A REMEDY OR, IN LINKSHARE' S OPINION, IMPRACTICAL, TO A REFUND OF PAYMENTS RECEIVED FROM YOU DURING THE THIRTY DAY PERIOD PRIOR TO THE DATE THE LIABILITY AROSE. If the SERVICE omits any of your information or if your INFORMATION contains any error, your sole remedy for such error or omission shall be for linkshare to CORRECT such errors or omissions.

        LINKSHARE SHALL NOT BE LIABLE FOR (1) ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH YOUR CONTRACT OR THE USE OF OR INABILITY TO USE THE LINKSHARE WEBSITE, SERVICE OR ANY INFORMATION PROVIDED ON LINKSHARE'S WEBSITE OR ANY OTHER HYPERLINKED WEBSITE, INCLUDING WITHOUT LIMITATION, ANY LOST PROFITS. bUSINESS INTERRUPTION, LOSS OF PROGRAMS OR OTHER DATA ON YOUR INFORMATION HANDLING SYSTEM OR OTHERWISE, EVEN IF LINKSHARE HAS BEEN ADVISED OF the POSSIBILITY OF SUCH DAMAGES OR OF ANY CLAIM ATTRIBUTABLE TO ERRORS, OMISSIONS OR OTHER INACCURACIES IN ANY CONTENT OR LINKSHARE'S SOFTWARE OR WEBSITE OR ANY HYPERLINKED WEBSITE. BECAUSE SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, THE ABOVE EXCLUSION MAY NOT APPLY TO YOU. THIS PARAGRAPH WILL SURVIVE THE FAILURE OF ANY EXCLUSIVE OR LIMITED REMEDY.

        Each party recognizes and agrees that the warranty disclaimers and liability and remedy limitations in this Agreement are material bargained for basis of this Agreement and that they have been taken into account and reflected in determining the consideration to be given by each party and in the decision by each party to enter into Your Contract.

        The obligations of LinkShare are solely corporate obligations, no affiliate, stockholder, director, officer, employee, consultant or agent of LinkShare shall be subject to any personal liability whatsoever to You or any of Your owners, affiliates, creditors, customers or World Wide Web site visitors, any Participating Owner or Participation Merchant with whom you establish a link or other relationship or any other person or entity, nor will any such claim be asserted (directly, derivatively or otherwise) by or on behalf of You, any of the other persons referred to above or any of Your or their heirs, legal representatives, successors or assignees.

17. Payments. LinkShare reserves the right to charge of any services available on the Network that You request in addition to the Service provided. LinkShare, however, will not be obligated to provide such additional service.

18. Governing Law. Except as provided below, You agree that Your Contract and its interpretation and enforcement, any claims arising out of the relationships You establish with Us and other participants in the Network, the LinkShare Website, any Content or other matters are governed by the internal laws of the State of New York and the Federal laws of the Unites Sates of America applicable therein.

        You and We each attorns to the jurisdiction of the Federal and New York State courts sitting in New York County, New York (and the appellate courts to which judgments or orders of such Federal and State courts may be appealed), and agrees to commence any litigation which may arise hereunder in one of those courts.

        If You are based in Canada, the internal laws of the Province of Ontario, Canada will govern, and each of us attorns to the jurisdiction of the courts of the courts of the Province of Ontario, and further agrees to commence any litigation which may arise hereunder in the courts located in the Judicial District of York, Province of Ontario.

        LinkShare controls and operates its site from its offices in the state of New York, United States of America and makes no representations or warranties that these materials are appropriate or available for use in other locations, and access to them from territories where their contents are illegal is prohibited.

        You are responsible for reinsuring that Your participation in the Network complies with applicable laws, including those of the jurisdiction in which You are located.

19. Notices. All notices and communications under this Agreement shall be in writing (except where otherwise stated) by confirmed facsimile, electronic mail, or similar communication, by Express Mail, Federal Express or similar confirmed delivery service, or by certified or registered mail. Communications may be made orally between the parties when the nature of the communication does not require written notice. Except as otherwise expressly provided in Your Contract, notices and the official correspondence intended for LinkShare must be sent via certified or registered postal mail to: LinkShare Corporation, 165 West 46th, Suite 810, New York, NY 10036, USA.

20. Export Laws. You acknowledge that laws and regulations in the United States and elsewhere regulate the export and re-export of certain products, services, information and other items. You agree that You will not remove or export from the United States or re-export from anywhere any part of the Service or any part or product thereof in violation of any applicable law or regulation.

21. U.S. Government Restricted Rights. If the Service or any component of the Service, including any LinkShare Software is used by or for the U.S. Federal Government or any of its agencies, departments, bureaus or other instrumentalities or divisions (in each and every case, the "Government"), the Government hereby agrees as follows:

        The LinkShare software (including, but not limited to, documentation) qualifies as "commercial computer software" as that term is used in the applicable acquisition regulation, except that none of the LinkShare Software may be acquired by the Government in a contract incorporating clauses prescribed by DFARS Subpart 227.4, and in the case of any such contract the Government will not acquire such LinkShare Software.

        To the maximum extent permitted under applicable law, rules and regulations, the Government shall be bound by the commercial terms of the LINKSHARE NETWORK((TM) )MEMBERSHIP AGREEMENT FOR SITE OWNERS, or the LINKSHARE NETWORK((TM) ) MEMBERSHIP AGREEMENT FOR MERCHANTS, as the case may be, including this Attachment and any other attachments, as amended from time to time.

        The LINKSHARE SOFTWARE (including, but not limited to, documentation) is provided with RESTRICTED RIGHTS. Use, duplication, or disclosure by the Government is subject to restrictions as set forth in subparagraph
        (c)(1)(ii) of the Rights in Technical Data and Computer Software clause as DFARS 252.227.7023 or subparagraphs (c)(1) and (2) of the Commercial Computer Software - Restricted Rights at 48 CFR 52.227-19, as applicable.

        If the Government is unable to agree to the foregoing or believes that any provisions applicable to the LINKSHARE SOFTWARE violate applicable Federal laws, rules or regulations, the Service (including the LINKSHARE SOFTWARE) should not be used by the Government. The Government may, in those circumstances, contact Us at LinkShare Corporation, 165 West 46th Street, Suite 107, New York, New York 10036 (212) 221-8100, Fax (212)
        221-8341.

22. Miscellaneous.

        LinkShare may disclose information about You furnished to Us and about Your usage of the Service and the Internet in aggregate industry reports or for purposes related to the Service or as otherwise agreed to in writing by You.

        Nothing contained in Your Contract and no course of dealing between us will confer upon You any exclusive rights with respect to the Service or prevent us from contracting and dealing with any and all other persons (including Your competitors) to provide products and services (including any identical or similar to those provided to You) or in any other manner, in our sole discretion.

        You, We and other persons with whom you deal through the Network are independent contractors. Your Contract, any other agreements between Us and any other participants in the Network, any Engagements You enter into and any dealings among and between You, Us and other participants do and will not establish the relationship of a partnership, joint venture, principal and agent or employer/employee. You agree that You do not have any authority to, and You will not, incur obligations, make or accept offers or take other actions on behalf of LinkShare. You agree not to make any statements or take any action (on your Web site or otherwise) that reasonably could have the effect of creating the appearance of any such relationship or authority.

        None of Your rights or obligations under Your Contract are assignable or transferable by You without LinkShare's prior written consent except in the case of the sales of substantially all or all of Your assets. Subject to that restriction, Your Contract will be binding, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provisions shall be limited or eliminated to the maximum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

        Except as otherwise expressly provided in Your Contract, any modifications to Your Contract must be in writing and signed by You and LinkShare.

        This Agreement is the entire agreement between LinkShare and You pertaining to its subject matter, and all written or oral agreements, if any, previously existing between us are cancelled. Except if and to the extent expressly set forth in Your Contract, neither You nor We makes any representation, warranty, covenant, or agreement whatsoever. The statements about and descriptions of the Service or any of its components made by LinkShare on its Web site or otherwise do not constitute representations, warranties or other contractual obligations.

        Neither party will be liable to the other by reason of any failure or delay in the performance eof its obligations hereunder on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war governmental action labor conditions, earthquakes or any other cause which is beyond the reasonable control of such party.

        The section, paragraph and other headings in Your Contract are for reference only and shall not affect in any way the meaning of your interpretation of Your Contract.